Exhibit 99.1

[GRAPHIC REMOVED HERE]

THE DIRECTV GROUP ANNOUNCES FIRST QUARTER 2004 RESULTS

DIRECTV U.S. Achieves All-Time Record Gross Owned and Operated Subscriber Additions of 912,000 and Net Owned and Operated Subscriber Additions of 460,000

DIRECTV U.S. Achieves 1.4% Average Monthly Churn Rate, the Lowest in Over Four Years

DIRECTV U.S.’ Average Monthly Revenue Per Subscriber Increases 8% to $63.60

El Segundo, Calif., May 4, 2004 – The DIRECTV Group, Inc. (NYSE:DTV) today announced first quarter 2004 results.

“The highlight in the quarter was the accelerating subscriber growth at DIRECTV U.S. as evidenced by the record demand of 912,000 gross owned and operated subscribers,” said Chase Carey, The DIRECTV Group’s president and chief executive officer. “Combining this 30% increase in gross subscribers with an over four year low average monthly churn rate of 1.4% resulted in an all-time high of 460,000 net owned and operated subscriber additions in the quarter, a 67% increase over the same period last year. Another highlight in the quarter was DIRECTV U.S.’ 22% revenue growth, which was driven by the continued strong subscriber growth as well as the 8% increase in average monthly subscriber revenue (ARPU) to $63.60 in the quarter.”

Carey finished, “With our recent name change to The DIRECTV Group and the agreement to sell our interest in PanAmSat Corporation to an affiliate of Kohlberg Kravis Roberts & Co. (KKR) announced on April 20, 2004, it should be clear where our focus is – making DIRECTV the best television experience available anywhere. And when you combine our strong operating momentum with the enhancements that will be made to further improve DIRECTV’s service – including new set-top boxes, electronic program guide, interactive services and high-definition programming – you can appreciate the tremendous upside that we see in this business.”

THE DIRECTV GROUP’S FIRST QUARTER REVIEW

	Three Months Ended March 31,
	2004	2003
Revenues ($M)	$2,511	$2,062
Operating Profit Before Depreciation and Amortization[1] ($M)	96	157
Operating Loss ($M)	(91)	(31)
Net Loss ($M)	(639)	(51)
Loss Per Common Share[2]	(0.46)	(0.04)
Cash Flow[3] ($M)	(309)	19

Accounting Events

On April 20, 2004, The DIRECTV Group and PanAmSat announced the sale of PanAmSat to an affiliate of KKR for $4.3 billion including approximately $750 million of net debt. At the close of the transaction, The DIRECTV Group expects to receive over $2.8 billion in cash for its 80.4% interest in PanAmSat. Subject to certain conditions including, among others, receipt of applicable regulatory approvals, including the Federal Communications Commission and approval by the stockholders of PanAmSat, the transaction is expected to be completed in the second half of 2004. Commencing in the first quarter of 2004, The DIRECTV Group will report PanAmSat, which was previously reflected in the Satellite Services segment, as a discontinued operation in the consolidated financial statements for all periods presented.

The DIRECTV Group has also changed its method of accounting for subscriber acquisition, retention and upgrade costs, which it believes will increase the transparency of its financial statements. Effective January 1, 2004, DIRECTV U.S. began expensing all such costs as incurred. Previously a portion of these costs was deferred and amortized to expense over the 12 month customer contract period. Also as a result of this change, The DIRECTV Group wrote-off previously capitalized deferred subscriber acquisition, retention and upgrade costs in the amount of approximately $311 million as a cumulative effect of accounting change, net of taxes. The change in the method of accounting for subscriber acquisition, retention and upgrade costs at DIRECTV U.S. resulted in an increase in operating costs of approximately $60 million in the first quarter of 2004. Operating costs at DIRECTV U.S. would have been $13 million higher in the first quarter of 2003 had the new method applied. This change had no effect on the cash flows of the business.

First Quarter Review

In the first quarter of 2004, The DIRECTV Group’s revenues increased 22% to $2.51 billion, driven primarily by an increase in the number of subscribers and ARPU at DIRECTV U.S. as well as higher sales of DIRECTV® set-top boxes and DIRECWAY® satellite broadband services at Hughes Network Systems (HNS).

Operating profit before depreciation and amortization of $96 million and operating loss of $91 million declined from the prior year period primarily due to increased subscriber acquisition costs related to the record gross subscriber additions, higher acquisition costs per subscriber (SAC), and higher retention and upgrade costs at DIRECTV U.S. Also impacting the quarter was the aforementioned accounting change as well as a pre-tax charge of $54 million at The DIRECTV Group for severance, related pension costs and retention benefit expenses associated with the News Corporation transactions. These declines were partially offset by improved operating performance at DIRECTV Latin America primarily related to its lower post-bankruptcy cost structure and at HNS due to stronger margins and revenue growth in its core businesses.

The DIRECTV Group reported a first quarter 2004 net loss of $639 million compared to a net loss of $51 million in the same period of 2003. The decline was primarily due to a non-cash after-tax charge of $479 million related to the pending sale of PanAmSat (reflected in “Loss on sale of discontinued operations, net of taxes”), a non-cash after-tax charge of $311 million related to the change in accounting for subscriber acquisition, retention and upgrade costs at DIRECTV U.S., a non-cash after-tax charge of $63 million for the early retirement of PanAmSat’s PAS-6 backup satellite due to a failure in its power system (reflected in “Income (loss) from discontinued operations, net of taxes”), the larger operating loss as well as higher tax expense related to increased income from continuing operations. These declines were partially offset by a pre-tax gain of $387 million related to the sale of approximately 19 million shares of XM Satellite Radio, a $45 million pre-tax gain that primarily resulted from the restructuring of certain contracts in connection with the completed DIRECTV Latin America, LLC bankruptcy proceedings, as well as lower interest expense due to a $19 million write-off of debt issuance costs in the first quarter of 2003.

FIRST QUARTER SEGMENT FINANCIAL REVIEW

Direct-To-Home Broadcast Segment

DIRECTV United States

	Three Months Ended March 31,
	2004	2003
Revenue ($M)	$2,081	$1,708
Average monthly revenue per subscriber (ARPU) ($)	$63.60	$59.10
Operating Profit Before Depreciation and Amortization ($M)	$145	$230
Operating Profit ($M)	$21	$106
Cash Flow ($M)	$(170)	$250
Gross Owned & Operated (O&O) Subscriber Additions (000’s)	912	701
Average monthly churn	1.4%	1.5%
Net O&O Subscriber Additions (000’s)	460	275

The DIRECTV U.S. gross owned and operated subscriber additions increased by 30% to 912,000 in the first quarter of 2004 due to more attractive consumer promotions, an improved and more diverse distribution network, an increase in the number of markets in which DIRECTV offers local channels and increased advertising. Average monthly churn in the quarter improved to 1.4% driven principally by an increase in the average number of set-top boxes and digital video recorders (DVRs) per subscriber as well as increased availability and subscriber purchases of local channels. After accounting for churn, DIRECTV U.S. added 460,000 net new owned and operated subscribers in the quarter, an improvement of 67% over the first quarter of 2003. As a result, the total number of DIRECTV owned and operated subscribers was 11.14 million as of March 31, 2004, representing an annual growth rate of 14% compared to the 9.77 million subscribers on March 31, 2003. In the first quarter, the total number of subscribers in National Rural Telecommunications Cooperative (NRTC) territories fell by 41,000 reducing the number of NRTC subscribers to 1.49 million on March 31, 2004, compared to 1.65 million at the end of the same period last year. Including the NRTC subscribers, the DIRECTV U.S. platform had 12.63 million total subscribers as of March 31, 2004.

DIRECTV U.S. reported quarterly revenues of $2.08 billion, an increase of 22% compared to last year’s first quarter revenues. The increase was due to continued strong subscriber growth and higher ARPU. ARPU increased $4.50, or 8%, over the first quarter of 2003 to $63.60 primarily due to a programming package price increase, higher mirroring fees from an increase in the average number of set-top box receivers per customer and an increase in the percentage of customers subscribing to local channels.

Operating profit before depreciation and amortization and operating profit for the first quarter of 2004 declined to $145 million and $21 million, respectively, due to the increased subscriber acquisition costs related to the record gross subscriber additions, higher SAC due to an increase in the average number of set-top boxes and DVRs purchased by new subscribers, as well as the change in accounting for subscriber acquisition costs. In addition, retention and upgrade expenses increased due to higher levels of existing customers taking DVRs, local channels and the movers program, and also due to the accounting change. These declines were partially offset by the gross profit gained from the increased revenues.

DIRECTV Latin America

	Three Months Ended March 31,
	2004	2003
Revenue ($M)	$162	$140
Operating Profit (Loss) Before Depreciation and Amortization ($M)	$16	$(22)
Operating Loss ($M)	$(31)	$(71)
Net Subscriber Additions (Losses) (000’s)	27	(54)

On February 24, 2004, DIRECTV Latin America, LLC emerged from bankruptcy.

In the first quarter of 2004, DIRECTV Latin America added 27,000 net new subscribers compared with a net loss of 54,000 subscribers in the same period last year. The subscriber growth was driven principally by the improvement in the political and economic conditions in Venezuela, Brazil and Argentina, as well as lower customer churn throughout the region. The total number of DIRECTV subscribers in Latin America remained relatively unchanged as of March 31, 2004, from the same period in 2003 at 1.53 million.

Revenues for DIRECTV Latin America increased 16% to $162 million in the quarter primarily due to the consolidation of the financial results of the Puerto Rican and Venezuelan local operating companies as a result of the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” on July 1, 2003.

The improvements in DIRECTV Latin America’s first quarter 2004 operating profit before depreciation and amortization to $16 million and operating loss to $31 million can be attributed to its lower post-bankruptcy cost structure, partially offset by severance costs associated with headcount reductions in 2004.

Network Systems Segment

	Three Months Ended March 31,
	2004	2003
Revenue ($M)	$334	$247
Operating Profit (Loss) Before Depreciation and Amortization ($M)	$10	$(26)
Operating Loss ($M)	$(9)	$(43)

HNS revenues increased 35% to $334 million in the first quarter of 2004 compared to the first quarter of 2003. The increase was principally due to higher sales of DIRECTV set-top boxes and DIRECWAY broadband services for enterprise and residential customers.

The improvements in HNS’ first quarter operating profit before depreciation and amortization to $10 million and operating loss to $9 million were mostly due to a smaller loss in the residential DIRECWAY broadband business related to improved efficiencies associated with the larger subscriber base, as well as increased revenues and profit margin in the set-top box and enterprise businesses.

BALANCE SHEET AND CASH FLOW

	March 31, 2004	December 31, 2003
Cash and Cash Equivalents ($B)	$1.44	$1.75
Total Debt ($B)	$2.64	$2.66
Net Debt ($B)	$1.20	$0.91

In the first quarter, The DIRECTV Group’s consolidated cash balance declined by $312 million to $1.44 billion and total debt declined by $22 million to $2.64 billion compared to the December 31, 2003 balances. During the quarter, The DIRECTV Group had negative cash flow of $309 million. The primary uses of cash were for capital expenditures, payments to DIRECTV Latin America, LLC creditors related to its emergence from bankruptcy and working capital, partially offset by cash proceeds from the sale of XM Satellite Radio shares ($254 million of the $477 million of the total cash receipts from the sale were received in the first quarter).

CONTACT INFORMATION

Media Contact: Bob Marsocci (310) 964-4656.         Investor Relations: (310) 964-0808.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s first quarter 2004 earnings call will be available on the company’s website at www.directv.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (719) 457-2650. The webcast will be archived on our website and a replay of the call will be available (dial in number: 719-457-0820, code: 340102) beginning at 7:00 p.m. ET on Tuesday, May 4 through Monday, May 10 at 12:59 a.m. ET.

FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2003 for further discussion of operating profit (loss) before depreciation and amortization.

(2) Earnings (loss) per common share is calculated using the weighted average number of common shares outstanding, which was calculated using the number of The DIRECTV Group’s common shares outstanding from January 1, 2004 through March 31, 2004 and the number of shares in the GM Class H Dividend Base in the prior period.

(3) Cash Flow is defined as “net cash provided by (used in) operating activities” plus “net cash provided by (used in) investing activities.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, among others, economic conditions; product demand and market acceptance; ability to simplify aspects of our business model; improve customer service; create new and desirable programming content and interactive features; achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DIRECTV Latin America, LLC operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites; loss of uninsured satellites; ability of customers to obtain financing; whether the sale of PanAmSat Corporation is completed; and our ability to access capital to maintain our financial flexibility.

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

	First Quarter 2004 Actual		First Quarter 2003 Actual
The DIRECTV Group
Operating loss	$(91	)M	$(31	)M
Plus: depreciation & amortization (D&A)	187	M	188	M

Operating profit before D&A	$96	M	$157	M

DIRECTV U.S.
Operating profit	$21	M	$106	M
Plus: D&A	124	M	124	M

Operating profit before D&A	$145	M	$230	M

DIRECTV Latin America
Operating loss	$(31	)M	$(71	)M
Plus: D&A	47	M	49	M

Operating profit (loss) before D&A	$16	M	$(22	)M

Hughes Network Systems
Operating loss	$(9	)M	$(43	)M
Plus: D&A	19	M	18	M

Operating profit (loss) before D&A	$10	M	$(26	)M

* Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV Holdings LLC stand-alone financial statements included in this earnings release. Numbers may not add due to rounding.

###

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues
Direct broadcast and other services	$2,287.9	$1,916.3
Product sales	222.8	145.5

Total Revenues	2,510.7	2,061.8

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	1,263.0	1,060.5
Cost of products sold	200.8	158.0
Selling, general and administrative expenses	951.3	686.3
Depreciation and amortization	186.9	187.8

Total Operating Costs and Expenses	2,602.0	2,092.6

Operating Loss	(91.3)	(30.8)
Interest income	5.9	3.2
Interest expense	(23.3)	(43.1)
Reorganization income (expense)	45.2	(6.9)
Other, net	391.6	(28.1)

Income (Loss) From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Change	328.1	(105.7)
Income tax (expense) benefit	(147.6)	35.4
Minority interests in net earnings of subsidiaries	(2.7)	(1.7)

Income (loss) from continuing operations before cumulative effect of accounting change	177.8	(72.0)
Income (loss) from discontinued operations, net of taxes	(27.5)	21.4
Loss on sale of discontinued operations, net of taxes	(478.6)	(0.3)

Loss before cumulative effect of accounting change	(328.3)	(50.9)
Cumulative effect of accounting change, net of taxes	(310.5)	—

Net Loss	$(638.8)	$(50.9)

Basic and Diluted Loss Per Common Share:
Income (loss) from continuing operations before cumulative effect of accounting change	$0.13	$(0.05)
Income (loss) from discontinued operations, net of taxes	(0.02)	0.01
Loss on sale of discontinued operations, net of taxes	(0.35)	—
Cumulative effect of accounting change, net of taxes	(0.22)	—

Net Loss	$(0.46)	$(0.04)

Weighted average number of common shares outstanding (in millions)—Basic	1,384.0	1,381.9

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$1,440.0	$1,752.1
Accounts and notes receivable, net of allowances of $115.8 and $115.6	911.9	918.5
Contracts in process	54.5	69.7
Inventories	287.5	271.1
Prepaid expenses and other	621.9	1,028.0
Assets of business held for sale	5,471.4	6,291.1

Total Current Assets	8,787.2	10,330.5
Satellites, net	2,493.9	2,408.2
Property, net	1,766.3	1,812.3
Goodwill, net	3,034.9	3,035.0
Intangible Assets, net	550.0	568.5
Investments and Other Assets	629.7	823.5

Total Assets	$17,262.0	$18,978.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,022.5	$1,379.2
Deferred revenues	183.3	170.3
Short-term borrowings and current portion of long-term debt	230.7	226.2
Accrued liabilities and other	890.6	943.3
Liabilities of business held for sale	2,632.4	3,092.1

Total Current Liabilities	4,959.5	5,811.1
Long-Term Debt	2,408.1	2,434.8
Other Liabilities and Deferred Credits	885.5	832.7
Deferred Income Taxes	163.8	216.6
Commitments and Contingencies
Minority Interests	101.8	51.7
Stockholders’ Equity	8,743.3	9,631.1

Total Liabilities and Stockholders’ Equity	$17,262.0	$18,978.0

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash Flows from Operating Activities
Income (loss) from continuing operations before cumulative effect of accounting change	$177.8	$(72.0)
Adjustments to reconcile income (loss) from continuing operations before cumulative effect of accounting change to net cash provided by (used in) operating activities
Depreciation and amortization	186.9	187.8
Equity losses from unconsolidated affiliates	—	22.6
Net gain from sale of investments	(391.7)	(1.1)
Net unrealized loss on investments	—	5.3
Loss on disposal of assets	13.4	5.7
Deferred income taxes and other	32.0	(14.4)
Change in other operating assets and liabilities
Accounts and notes receivable	7.1	31.6
Inventories	(16.4)	(59.8)
Prepaid expenses and other	(5.1)	(29.1)
Accounts payable	(356.7)	108.7
Accrued liabilities	(51.7)	5.7
Other	53.4	(10.5)

Net Cash Provided by (Used in) Operating Activities	(351.0)	180.5

Cash Flows from Investing Activities
Investment in companies	—	(10.8)
Purchase of short-term investments	(3.1)	—
Expenditures for property	(107.8)	(70.4)
Expenditures for satellites	(106.6)	(84.0)
Proceeds from sale of investments	257.8	3.8
Other	1.8	—

Net Cash Provided by (Used in) Investing Activities	42.1	(161.4)

Cash Flows from Financing Activities
Net increase (decrease) in short-term borrowings	6.3	(509.9)
Long-term debt borrowings	—	2,625.0
Repayment of long-term debt	(12.7)	(18.1)
Debt issuance costs	(1.9)	(61.8)
Stock options exercised	5.1	0.1

Net Cash Provided by (Used in) Financing Activities	(3.2)	2,035.3

Net Cash Provided by (Used in) Continuing Operations	(312.1)	2,054.4
Net Cash Used in Discontinued Operations	—	(56.0)

Net increase (decrease) in cash and cash equivalents	(312.1)	1,998.4
Cash and cash equivalents at beginning of the year	1,752.1	344.6

Cash and cash equivalents at the end of the year	$1,440.0	$2,343.0

THE DIRECTV GROUP, INC.

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
DIRECT-TO-HOME BROADCAST
Total Revenues	$2,242.9	$1,847.9
Operating Profit Before Depreciation and Amortization (1)	160.8	207.2
Operating Profit Before Depreciation and Amortization Margin (1)	7.2%	11.2%
Operating Profit (Loss)	$(9.9)	$34.2
Operating Profit Margin	N/A	1.9%
Depreciation and Amortization	$170.7	$173.0
Capital Expenditures	142.3	73.2

NETWORK SYSTEMS
Total Revenues	$334.2	$247.4
Operating Profit (Loss) Before Depreciation and Amortization (1)	9.6	(25.6)
Operating Profit Before Depreciation and Amortization Margin (1)	2.9%	N/A
Operating Loss	$(9.4)	$(43.2)
Depreciation and Amortization	19.0	17.6
Capital Expenditures	43.2	54.1

ELIMINATIONS and OTHER
Total Revenues	$(66.4)	$(33.5)
Operating Loss Before Depreciation and Amortization (1)	(74.8)	(24.6)
Operating Loss	(72.0)	(21.8)
Depreciation and Amortization	(2.8)	(2.8)
Capital Expenditures	28.9	27.1

TOTAL
Total Revenues	$2,510.7	$2,061.8
Operating Profit Before Depreciation and Amortization (1)	95.6	157.0
Operating Profit Before Depreciation and Amortization Margin (1)	3.8%	7.6%
Operating Loss	$(91.3)	$(30.8)
Depreciation and Amortization	186.9	187.8
Capital Expenditures	214.4	154.4

(1)	See footnote 1 on page 5.

The Following Pages Reflect DIRECTV U.S.’ Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$2,080.8	$1,708.1
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	844.0	695.5
Subscriber service expenses	146.0	156.4
Subscriber acquisition costs:
Third party customer acquisitions	436.5	313.1
Direct customer acquisitions	151.3	67.7
Retention, upgrade and other marketing costs	192.5	93.8
Broadcast operations expenses	30.0	33.9
General and administrative expenses	135.3	117.3
Depreciation and amortization expense	123.8	124.4

Total Operating Costs and Expenses	2,059.4	1,602.1

Operating Profit	21.4	106.0
Interest expense, net	(47.4)	(29.2)
Other expense	—	(1.1)

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	(26.0)	75.7
Income tax benefit (expense)	10.0	(28.4)

Income (Loss) before cumulative effect of accounting change	(16.0)	47.3
Cumulative effect of accounting change, net of taxes	(311.5)	—

Net Income (Loss)	$(327.5)	$47.3

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$207.1	$390.9
Accounts receivable, net of allowances of $51.6 and $51.1	673.7	679.7
Inventories, net	115.2	100.0
Prepaid expenses and other	252.0	555.6

Total Current Assets	1,248.0	1,726.2
Satellites, net	1,130.9	1,081.5
Property, net	691.0	732.3
Goodwill, net	2,891.1	2,891.1
Intangible Assets, net	531.2	549.7
Other Assets	128.1	109.5

Total Assets	$6,620.3	$7,090.3

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,366.1	$1,470.4
Unearned subscriber revenue and deferred credits	177.1	164.1
Current portion of long-term debt	211.0	213.1

Total Current Liabilities	1,754.2	1,847.6
Long-Term Debt	2,401.8	2,411.9
Other Liabilities and Deferred Credits	382.2	417.1
Deferred Income Taxes	268.0	274.2
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,801.0	2,798.9
Accumulated deficit	(986.9)	(659.4)

Total Owner’s Equity	1,814.1	2,139.5

Total Liabilities and Owner’s Equity	$6,620.3	$7,090.3

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash Flows from Operating Activities
Income (Loss) Before Cumulative Effect of Accounting Change	$(16.0)	$47.3
Adjustments to reconcile income (loss) before cumulative effect of accounting change to net cash (used in) provided by operating activities
Depreciation and amortization	123.8	124.4
Net loss on sale or disposal of property	10.3	5.6
Cost of employee benefit programs	2.1	4.0
Amortization of debt issuance costs	2.2	0.6
Deferred income taxes and other	(10.2)	29.2
Change in other operating assets and liabilities
Accounts receivable, net	6.0	40.5
Inventories	(15.2)	(15.6)
Prepaid expenses and other	(2.5)	49.3
Other assets	(20.5)	(4.9)
Accounts payable and accrued liabilities	(104.3)	54.0
Unearned subscriber revenue and deferred credits	13.0	6.1
Other liabilities and deferred credits	(34.9)	(32.8)

Net Cash (Used in) Provided by Operating Activities	(46.2)	307.7

Cash Flows from Investing Activities
Expenditures for property and equipment	(51.5)	(27.1)
Expenditures for satellites	(72.0)	(30.5)

Net Cash Used in Investing Activities	(123.5)	(57.6)

Cash Flows from Financing Activities
Repayment of debt	(12.2)	—
Net cash contribution from Parent	—	4.9
Cash proceeds from financing transactions, net	—	2,625.0
Distribution to Parent	—	(2,558.5)
Debt issuance costs	(1.9)	(61.8)

Net Cash (Used in) Provided by Financing Activities	(14.1)	9.6

Net increase (decrease) in cash and cash equivalents	(183.8)	259.7
Cash and cash equivalents at beginning of the year	390.9	14.1

Cash and cash equivalents at end of the year	$207.1	$273.8

Supplemental Cash Flow Information
Interest paid	$84.3	$16.0
Income taxes paid (refunded)	0.3	(0.1)

DIRECTV HOLDINGS LLC

Non-GAAP Financial Reconciliation and Other Data

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
	(dollars in millions)
Operating Profit	$21.4	$106.0
Add back: Subscriber acquisition costs:
Third party customer acquisitions	436.5	313.1
Direct customer acquisitions	151.3	67.7
Depreciation and amortization expense	123.8	124.4

Subtotal	711.6	505.2

Pre-SAC margin*	$733.0	$611.2

Pre-SAC margin as a percentage of revenue*	35.2%	35.8%

Other Data

	For the Three Months Ended March 31,
	2004	2003
Average monthly revenue per subscriber (ARPU)	$63.60	$59.10
Average monthly churn %	1.4%	1.5%
Average subscriber acquisition costs (SAC)	$645	$545
Total number of subscribers-platform (000’s)	12,631	11,421
Total owned and operated subscribers (000’s)	11,140	9,768
Capital expenditures (millions)	$123.5	$57.6

(*) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit.” This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.